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                                 EXHIBIT 23.3

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4) of SunGard Data Systems Inc. for the registration of 4,205,236 shares of its common stock and to the incorporation by reference therein of our report dated January 21, 1997 with respect to the consolidated financial statements and schedule of Infinity Financial Technology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996 and included in SunGard's Current Report on Form 8-K dated January 16, 1998, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP
                                          Ernst & Young LLP

Palo Alto, California

February 19, 1998